Exhibit 16.1

May 2, 2007

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for ONEOK Partners, L.P. (formerly Northern Border Partners, L.P.) and, under the date of February 28, 2007, we reported on the consolidated financial statements of ONEOK Partners, L.P. as of and for the years ended December 31, 2006 and 2005, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006. On May 2, 2007, we were dismissed. We have read ONEOK Partners, L.P.'s statements included under Item 4.01 of its Form 8-K dated May 2, 2007, and we agree with such statements, except that we are not in a position to agree or disagree with ONEOK Partners, L.P.'s statement that: a) the change was recommended and approved by the audit committee of the board of directors; and b) that PricewaterhouseCoopers was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on ONEOK Partners, L.P.'s consolidated financial statements, management's assessment of the effectiveness of internal control over financial reporting, or the effectiveness of internal control over financial reporting.

Very truly yours,

/s/ KPMG LLP